Exhibit 99.1

Press Release dated October 7, 2010.

Investor Relations Phone: (301) 897-2564 Email: info@spherix.com

SPHERIX ANNOUNCES INSTITUTIONAL INVESTORS PURCHASE
$5.25 MILLION OF CONVERTIBLE PREFERRED STOCK AND WARRANTS

BETHESDA, MD (October 7, 2010) – Spherix Incorporated (NASDAQ: SPEX), an innovator in biotechnology for therapy in diabetes, metabolic syndrome and atherosclerosis; and providers of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies, today announced that it has entered into agreements to sell $5.25 million of shares of its Series B Convertible Preferred Stock and warrants to purchase shares of its common stock in a registered offering to institutional investors. Each share of Series B Convertible Preferred Stock is convertible at the option of the holder, at any time during its existence, into approximately 800 shares of common stock at a conversion price of $1.25 per share of common stock for a total of approximately 4.2 million common shares.

In connection with the offering, the investors received warrants to purchase up to 2.1 million shares of common stock. The warrants have an exercise price of $1.50 per warrant share, and are exercisable immediately upon issuance and terminate 60 months after the date of issuance.

The Company intends to use the net proceeds from the offering to continue the development of D-tagatose for diabetes and triglycerides, as well as for general corporate purposes.

Shares of the Series B Convertible Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock and have no voting rights on general corporate matters.

The closing of the offering is expected to occur on October 13, 2010 or earlier, at which time the Company will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

The convertible preferred stock and warrants are being offered by Spherix pursuant to an effective registration statement on Form S-1 filed with the Securities and Exchange Commission (SEC). A prospectus relating to the offering pricing described above will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus and related prospectus can be obtained directly from Rodman & Renshaw, LLC at info@rodm.com, or by mail at 1251 Avenue of the Americas, 20th floor, New York, NY 10020, or from the SEC’s website at www.sec.gov.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company under the name Biospherics Research. The Company now leverages its scientific and technical expertise and experience through its two subsidiaries — Biospherics Incorporated and Spherix Consulting, Inc. Biospherics recently completed a Phase 3 clinical trial to study the use of D-tagatose as a treatment for Type 2 diabetes. Its Spherix Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products and industrial chemicals and pesticides. For more information, please visit www.spherix.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of D-tagatose, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop D-tagatose may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our current report on Form 8-K filed on October 10, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

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